Exhibit 2.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (this “Amendment”), is dated as of September 28, 2023, by and among Akerna Corp., a Delaware corporation (“Seller”), Akerna Canada Ample Exchange Inc., an Ontario corporation and a wholly owned subsidiary of Seller (“ExchangeCo”), and MJ Acquisition Corp., a Delaware corporation (the “Buyer”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA (as defined below).

RECITALS

A. WHEREAS, Seller, ExchangeCo and Buyer are parties to a Securities Purchase Agreement, dated as of April 28, 2023 (as amended to date, the “SPA”);

B. WHEREAS, the Seller requires additional capital to fund its operations through to the closing of the transactions contemplated by the SPA; and

C. WHEREAS, in connection with providing Seller with $500,000 in additional funding within 3 Business Days of the signing of this Amendment, Seller, ExchangeCo and Buyer have agreed to amend certain provisions of the SPA including without limitation the amendment and restatement of the secured promissory note evidencing the Akerna Loan and related security documents.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Modifications to Article I.

a.	The definition of “Akerna Loan” in Article I of the SPA is hereby amended and restated in its entirety to read as follows:

‘“Akerna Loan” means a loan by Buyer to Seller in the principal amount of $1,500,000 to be evidenced by a secured promissory note and security documents in substantially the form as agreed to by the Buyer and the Seller.”

b.	The following definition of “Akerna A&R Promissory Note” is hereby added to Article I to read as follows:

c.	““Akerna A&R Promissory Note” means that certain Seller secured promissory note evidencing a loan from Buyer to Seller in the principal amount of $1,500,000 in connection with the Akerna Loan.’

d.	The definition of “Outside Date” in Article I of the SPA is hereby amended and restated in its entirety to read as follows:

‘“Outside Date” means December 31, 2023.”

2. Modifications to Section 2.2.

a.	Section 2.2 of the SPA is hereby amended and restated to read in its entirety as follows:

“(a) The aggregate purchase price for the Securities shall be Two Million Dollars, ($2,000,000) subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), consisting of cash to be paid at Closing.

(b) The Purchase Price shall be allocated as follows:

(i) eighty percent (80%) of the Purchase Price shall be allocated to the Membership Interests; and

(ii) the balance of the Purchase Price shall be allocated to the Shares; provided however that in the event that prior to the Closing, the Shares are sold to a third-party purchaser in accordance with the provisions of Section 5.19 hereto, then the Purchase Price shall not be reduced but will be allocated solely to the Purchase Price of the Membership Interests.”

3. Modifications to Section 5.14(a)

a.	Section 5.14(a) of the SPA is hereby amended and restated to read in its entirety as follows:

“(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Seller shall (i) take reasonable action necessary under applicable Law to call, give notice of and, within 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC, hold a meeting of Seller’s stockholders for the purpose of seeking approval of (A) the issuance of shares of Seller’s common stock pursuant to the terms of the Merger Transaction and under the applicable requirements of the Nasdaq Capital Markets, (B) the change of control of Seller resulting from the Merger Transaction, to the extent such approval is necessary, (C) the amendment of Seller’s certificate of incorporation to effect the Reverse Split, (D) if requested by Gryphon prior to the filing with the SEC of the Proxy Statement / Prospectus, the amendment of Seller’s certificate of incorporation to increase the authorized shares of Seller’s common stock, (E) the amendment of Seller’s certificate of incorporation to effect the name change of Seller, (F) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Seller’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Seller’s named executed officers in connection with the completion of the Merger Transaction, if applicable, (G) approve the transactions under this Agreement and the Ancillary Documents, and (H) approval of the issuance of shares of Seller’s common stock to the Buyer pursuant to the conversion of principal amounts due and payable under the Akerna A&R Promissory Note based on the conversion provisions set forth in the Akerna A&R Promissory Note (the matters contemplated by the foregoing clauses (A) – (H), collectively, the “Seller’s Stockholder Matters”) and (ii) mail to Seller’s stockholders as of the record date established for the meeting of Seller’s stockholder, the Proxy Statement / Prospectus (such meeting, the “Seller’s Stockholders’ Meeting”)

4. Modifications to Article V.

a.	A new Section 5.19 is added to the SPA to read in its entirety as follows:

“Section 5.19 Third-Party Ample Sale Transaction.

Prior to Closing, Buyer will work in good faith on a best efforts basis across multiple interested parties on behalf of and with the express approval of Seller to secure for Seller the highest purchase price possible for the Shares. Seller shall cause the proceeds from such sale to be included in the assets of MJF effective as of the Closing. Notwithstanding the foregoing, in the event that that the Shares are sold to a third-party for a net purchase price above $700,000, Seller shall be entitled to retain all net proceeds in excess of $700,000.”

5. Additional Funding. Within three (3) Business Days of the date of this Amendment, the Buyer will fund an additional $500,000 to the Seller (the “Additional Financing”), and concurrently with the funding of the Additional Financing, the Seller will execute and deliver the Akerna A&R Promissory Note to (i) reflect the increase in the amount of the Loan under the Note from $1,000,000 to $1,500,000, (ii) revise Section 1.5 (deemed payment) of the Note to (A) provide for the forfeiture by Buyer of the accrued and unpaid interest at consummation of the transactions under the SPA and (B) provide that contemporaneous with and immediately prior to the consummation of the transactions under the SPA, the principal amount of the A&R Promissory Note shall convert into such quantity of shares of common stock of the Company as equals (1) $1,500,000 divided by (2) the 5-day volume weighted average price of the common stock of the Company as quoted on The Nasdaq Capital Market for the 5 trading days immediately preceding the date of the consummation of the transactions under the SPA; provided however, that in no case shall the Seller be required to issue to the Buyer such number of shares of common stock as would in the aggregate with all shares issued pursuant to the SPA and/or held or controlled by the Buyer exceed 19.99% of the number of issued and outstanding shares of common stock of the Seller on the date hereof without first obtaining the approval of stockholders of the Seller as required pursuant to the rules of the Nasdaq Stock Exchange. Concurrently with the Additional Financing, the Seller and its subsidiaries, on the one hand, and the Buyer, on the other hand, will also enter into amendments to the Security and Pledge Agreement dated April 28, 2023 and the Guaranty Agreement dated April 28, 2023 to reflect the increase in the principal amount of the Note. The Seller, the Buyer and HT Investments MA, LLC will also enter into an amendment to the Subordination and Intercreditor Agreement dated April 28, 2023 to reflect the increase in the principal of amount of the Note.

6. Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the SPA shall remain in full force and effect and shall be binding upon the Parties.

7. Entire Agreement; Assignment. The SPA, as amended hereby and together with the Ancillary Documents, the Note, the Security and Pledge Agreement, the Guaranty Agreement and the Subordination and Intercreditor Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of each Party hereto. Any attempted assignment of this Amendment not in accordance with the terms of this Section 7 shall be void.

8. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

9. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

10. Counterparts; Electronic Signatures. This Amendment may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

AKERNA CANADA AMPLE EXCHANGE INC.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

MJ ACQUISITION CORP.

By:	/s/ Scott Ogur
Name:	Scott Ogur
Title:	Authorized Representative

[SIGNATURE PAGE TO FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT]